Exhibit 10.1

EXHIBIT 10.1

Certain portions of this exhibit have been omitted pursuant to Rule 24b-2 and are subject to a confidential treatment request. Copies of this exhibit containing the omitted information have been filed separately with the Securities and Exchange Commission.  The omitted portions of this document are marked with a ****.

  AMENDED AND RESTATED MASTER PRODUCT PURCHASE AGREEMENT

This Amended and Restated Master Product Purchase Agreement ("Agreement") is entered into this 22nd day of June , 2010 (the "Effective Date") by and  between Altairnano, Inc., a Nevada corporation with principal offices at 204 Edison Way, Reno, NV 89502 ("Altair") and Proterra Inc (formerly Proterra, LLC), a Delaware corporation with principal offices at 16360 Table Mountain Parkway  ("Customer" or “Proterra”).  Altair and Customer may be referred to collectively as the “Parties” or individually as a “Party.”

RECITALS

WHEREAS, Altair is the manufacturer of various battery cells, batteries and related systems;

WHEREAS, Customer manufactures buses which use Altair’s Products;

WHEREAS, Altair and Customer are parties to a Product Purchase Agreement dated as of August 4th, 2009; and

WHEREAS, Altair and Customer desire to amend and restate in its entirety the Product Purchase Agreement on the terms and conditions set forth herein in order for Customer to obtain from Altair, and Altair to sell to Customer the Products of Altair.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth below, Altair and Customer (individually referred to as “Party” and collectively as “Parties”) hereby agree as follows:

1.	DEFINITIONS. As used herein:

"Affiliate" shall mean any person, corporation or other entity, which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another person, corporation or entity.

"Customer" shall mean the legal entity set forth in the heading of this Agreement, including its employees, third party consultants, contractors, designees and Affiliates.

"Product” or “Products" shall mean the Altair battery modules Purchased by Proterra for use in its heavy duty vehicles as of the date of this agreement and as otherwise set forth below in this paragraph.   This is currently a 1P10S module based on 50Ah cells.  If Altair discontinues the manufacture of this battery module for whatever reason, and replaces it with a substantially equivalent product delivered to and purchased by Customer under the terms of this Agreement or otherwise offers for sale as an alternative to the 1P10S module a substantially equivalent Product, then that replacement will become the successor Product. The Product is inclusive of embedded Third Party Components including, but not limited to, hardware and firmware components, software object and scripted code, the user manuals and all accompanying materials.

"Re-Sale Products" shall mean those products that have not been developed by Altair, not embedded in Products, or otherwise marketed by Altair as a generally available offering.  Re-Sale Products may be comprised of third party products used by Customer to facilitate the building of Customer's complete solution.

"Third Party Components" shall mean any Product components provided by third party vendors to Altair for the sole purpose of being utilized as an embedded component of the Products.

“Product Operating Parameters” shall mean the specification stated in Exhibit B, Product Operating Parameters attached hereto and incorporated hereby.

2.
TERMS OF PURCHASE OF PRODUCTS.  Subject to the terms and conditions of this Agreement, Altair may offer to sell Products to Customer and Customer may purchase such Products on the terms set forth herein.

(a)	Terms and Conditions. All purchases of Products by Customer shall be governed under and subject to the terms and conditions contained in this Agreement.

(b)
Purchase Price.  The price for Products as agreed to in an Accepted Order. Future prices are subject to change without notice and Customer shall not rely on a prior quoted price to be the same in the future unless otherwise agreed to in a signed quote between the Parties. All prices in this Agreement are stated in United States dollars (“USD”).  Notwithstanding the foregoing, Altair agrees to sell Products to Customer at a price that is no more than that charged to any other party acquiring substantially the same or a fewer number of Products than Customer (excluding small volumes of promotional priced Products sold for evaluation purposes and not production purposes), Altair reasonably taking into account in such pricing, the value of other provisions of the contract unrelated to Product volume purchases (“MFN Pricing”).  Altair’s reasonably determined MFN Pricing shall be deemed final and binding on Proterra.

(c)
Future Pricing.  Altair and Customer agree that a priority in the development of a mutually beneficial long-term relationship is to collaborate on the identification of a price reduction roadmap for the Product based on different volume levels, timing and performance requirements.  To that end, the Parties agree to collaborate in the definition of how such a Product price reduction roadmap will be measured (e.g. price per kilowatt hour, price per kilowatt, throughput, etc.).  The Parties agree to complete this definition by no later than July 15, 2010 or as soon as practicable thereafter.  Once defined, Altair will produce a Product price reduction roadmap based solely on the reduction of costs under its control.  Although not formally committing to this roadmap, Altair will use it as the target to meet or beat in its ongoing development and manufacturing efforts.  The Parties will then collaboratively produce a second Product price reduction roadmap based on a review of product specification changes, design adjustments, learnings from sales and manufacturing efforts to date, and any other relevant information.  Although this second effort will be an ongoing collaborative effort, the Parties agree to complete the first iteration by no later than July 31, 2010 or as soon as practicable thereafter.

(d)
Order and Acceptance.   All orders for Products submitted by Customer shall be initiated by written purchase orders (including via facsimile or email attachment) sent to Altair and shall request a delivery date within one (1) year of receipt thereof (a “Customer Purchase Order”).  Customer Purchase Orders shall be deemed to have been accepted by Altair only upon Altair having issued written confirmation of acceptance (an "Accepted Order").  Once accepted by Altair, the Customer Purchase Order becomes firm and non-cancellable.  Unless agreed otherwise in writing by the Parties, for purchase orders of a quantity of modules up to an annualized rate of 3,900 modules Altair requires an Accepted Order no later than six (6) months prior to the scheduled initial delivery of modules.   For purchase orders of a quantity of modules greater than an annualized rate of 3,900 modules Altair requires an Accepted Order no later than nine (9) months prior to the scheduled initial delivery of modules.  Altair shall notify Customer of the acceptance of a Customer Purchase Order within five (5) business days of its receipt of a Customer Purchase Order or such Customer Purchase Order shall be deemed null and void. Customer Purchase Orders shall be substantially in the form of the Attached Exhibit A.  Altair agrees that from the date hereof and continuing for thirty six (36) months following the date hereof it shall accept a Customer Purchase Order except as a result of an Altair supply constraint (provided that Altair shall use its commercially reasonable considerations (including, but not limited to, amount of advance notice of a firm order provided and date actual order received) and efforts to fill such Customer Purchase Order and give Customer’s Purchase Order equal priority to any other then unaccepted Altair customer purchase order and any other purchase orders following the Customer Purchase Order within a period of sixty (60) days).  In the event that Altair can not fully accept a Customer Purchase Order as a result of a supply constraint, Altair agrees to use its commercial best efforts to meet Customer’s immediate minimum requirement for Customer to meet its delivery obligations through a fair and equitable balancing of production capacity against each customer’s absolute minimum requirement in relation to all such then pending unaccepted purchase orders. This requirement to “balance” production capacity shall not be applicable to Customer’s Purchase Orders for warehoused inventory build-up.  Additionally, Altair and Customer agree and acknowledge that (i) Customer’s Purchase Orders and other orders are meant for delivery over time and that the “fair and equitable allocation” may not easily be a precise measurement, and (ii) that supply constraint may be in components of the Product rather than production capacity, and therefore Altair and Customer mutually agree that any determination by Altair of such allocation based on the availability of production capacity or components made reasonably and in good faith shall satisfy this requirement.  Notwithstanding the foregoing, Altair shall have no obligation to accept Customer Purchase Orders under this Agreement if any of the following are true: (i) Customer then has outstanding unpaid invoices which are over due and payable, (ii) Customer has made late payments by more than thirty (30) days past the applicable due date of  any two invoices (or any one invoice by more than sixty (60) days past the applicable due date) within a rolling six (6) month period, (iii) Customer has refused to take receipt of prior conforming shipments, (iv) Customer is in material breach of any material provision of this Agreement, (v) there has been a timely prior notice of intent to terminate this Agreement according to its terms, or (vi) there has been a timely prior notice as a result of the matters identified in Section 2(i) below which shall be handled in accordance with Section 2(i).   During the Term of this Agreement, Customer shall give Altair a monthly rolling forecast on the amount of Product Customer intends to order over the following twenty-four (24) months (“Rolling Forecast”).  This forecast will be used to assist in Altair’s product manufacture scheduling and to help ensure timely delivery of product to Proterra in accordance with accepted Purchase Orders.

(e)	Taxes.

Domestic Customers:  Altair agrees to report and pay all taxes, and assessments imposed by any governmental agency in connection with the distribution and sale of Products to Customer including, but not limited to, any sales, use, excise and other taxes excluding taxes imposed on Altair income.  Altair will bill directly to Customer, and Customer shall pay all such costs within thirty (30) days after receipt of Altair’s invoice.  If the Customer chooses not to have Altair bill for taxes, a “Certificate of Exemption” or “Resellers Certificate” must be submitted to Altair.

International Customers: Customer agrees to report and pay all taxes, customs duties and assessments imposed by any governmental agency in connection with the distribution and sale of Products to Customer including, but not limited to, any sales, use, excise, VAT and other taxes and duties, excluding taxes imposed on Altair income.  To the extent that Altair is required by statute or regulation to collect and report taxes, duties, customs, or any other costs required by any governmental agency, whether foreign or domestic United States, such taxes, duties, customs, or any other such costs will be billed by Altair directly to Customer, and Customer shall pay all such costs within thirty (30) days after receipt of Altair’s invoice.

(f)
Terms of Purchase Orders.  All Customer Purchase Orders shall reference the applicable quote number, if applicable, be governed by the terms of this Agreement, and nothing contained in any such purchase order (or any Altair quote, acknowledgment, invoice, or similar document of either Party) shall in any way modify, supplement or limit the terms and conditions of this Agreement, and any and all such modifying, supplemental or limiting terms are hereby rejected.  In the event of conflicts between anything, including but not limited to pre-printed terms and conditions, contained within Customer's Purchase Order (or any Altair quote, acknowledgment, invoice, or similar document of either Party) and this Agreement, this Agreement shall take precedence as to such conflicts. Notwithstanding the preceding, terms in an accepted Customer Purchase Orders as to quantities, pricing and timing shall control over this Agreement.

(g)
Payment.  Subject to the approval of Customer's credit worthiness by Altair, full payment for the Products, including any freight, taxes or other applicable fees for which Customer is responsible and that may be pre-paid by Altair, shall be due in full as follows unless otherwise specified in an accepted Purchase Order:

▪
Upon acceptance of Customer Purchase Order by Altair for modules or other products 30% of the purchase price for Products will be remitted by Customer to Altair within five (5) days of the order acceptance, except as otherwise specifically agreed to by Altair in any Customer Purchase Order.

▪	Altair will not start manufacturing of Product(s) until such payment is received by Altair. Consequently, late payment may jeopardize the delivery schedule.
▪
Remaining 70% shall be due net fifteen (15) days following the date of the earlier to occur of products being ready as of quoted shipment date or actual shipment of product(s) to Customer (“Payment Due Date”).

Payment shall be made by wire transfer, check, or other instrument approved by Altair, payable in U.S. Dollars.  Customer shall pay interest at the lower of the rate of one and one-half percent (1.5%) per month, or the highest legal rate, on any invoiced amount not paid when due and under such circumstances, Altair, at its option, reserves the right to revoke or suspend any previously granted terms of credit.  Altair may withhold or suspend its performance under this Agreement in the event that Customer fails to make full and timely payments of outstanding invoices.  Additionally, if Customer pays, or Altair otherwise receives, a lesser amount than the full amount provided for in any individual invoice, such payment or receipt shall not constitute or be construed other than as on account of the earliest amount due Altair.  Altair may accept any check or payment in any amount without prejudice to Altair's right to recover the balance of the amount due or to pursue any other right or remedy.  No endorsement or statement on any check or payment or in any letter accompanying any check or payment or elsewhere shall constitute or be construed as an accord or satisfaction.  Customer shall pay all of Altair costs and expenses (including reasonable attorneys' fees, costs of collection and pre and post judgment interest) to enforce and preserve Altair's rights under this Subsection 3(g).

(h)
Shipping.  All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in Altair standard shipping cartons, marked for shipment at Customer's ship to address as set forth on Customer Information Form in the applicable Purchase Order, and shall be routed in accordance with any attached routing instructions from Customer, and delivered to Customer or its carrier agent Ex Works (Incoterms 2000) from Altair manufacturing plant or warehouse, at which time title to such Products and risk of loss shall pass to Customer.  Altair shall use commercially reasonable efforts to have the Products available for shipment at the times specified either in Customer's Purchase Order or in its written acceptance of Customer's Purchase Orders, provided that in the event of conflict between any such dates, the date on Altair’s written acceptance shall control as to such conflict so long as such written acceptance has been accepted in writing by Customer within ten (10) days following receipt of Altair’s written acceptance.  If no such Customer acceptance in writing is received by Altair as described above, the Purchase Order shall be deemed null and void.  For the initial set of Purchase Orders for the Product sales identified in Exhibit A hereto a ten (10) business day grace period for late delivery shall be identified in each applicable Purchase Order.  Partial shipments may be made upon written approval of Customer.  No partial shipment of a Purchase Order shall constitute the acceptance of the entire Purchase Order, absent the written acceptance of such Purchase Order.  Unless otherwise instructed in writing by Customer, Altair shall select the carrier.  Customer shall pay all freight, insurance, and other shipping expenses, as well as the expense for any special packing as may have been requested by Customer in its written instructions to Altair.  Customer shall return received shipping containers to Altair’s Anderson Indiana facility in as good condition as which they were received by Customer, less reasonable wear and tear, within twenty-one (21) calendar days of receipt in order for Altair to maintain Customer shipping schedules. All costs of returning the shipping crates to Altair shall be solely borne by Customer. Failure by Customer to timely return such shipping may delay subsequent deliveries from Altair at no liability to Altair.  Customer agrees that no delivery pursuant to this Agreement shall be construed as a single lot contract under the Uniform Commercial Code.  Remedies provided under a single lot contract shall not apply to any shipment made under this Agreement.

(i)            Product Changes.

(i) Altair shall have the right, in its absolute discretion, without liability to Customer, upon ninety (90) days advance written notice, to change the design or, upon (12) month advance written notice, to discontinue the manufacture or sale of any Products covered by this Agreement.  Notwithstanding the foregoing, for those Accepted Orders in Altair's backlog prior to the issuance of notice of any change or discontinuance of manufacture or sale, Altair will fulfill and ship either (a) those exact Products specified on Customer's Purchase Order, inclusive of Altair's quote if referenced on the Purchase Order, or (b) Products of the same or superior functionality (including that such Products are of sufficiently similar dimensions as the Products such that they can serve as a one to one replacement in Customer’s products without requiring a material level of redesign of Customer’s products (such as any structural redesign of Customer’s bus body to accommodate the new Product)  in accordance with the fees set forth within the Accepted Order.  Customer shall have the right, no later than sixty (60) days following notification in writing that Altair shall either be discontinuing the design or manufacture of any Products to place a final order for such design or Product for delivery within the above noted twelve (12) month notice period not to exceed the aggregate of Customer’s reasonably anticipated production use for the next eighteen (18) months plus reasonable amounts needed by Customer during said eighteen (18) months as replacement Product for Customer’s installed base, the acceptance of which shall not be unreasonably withheld.

(ii) In the event that Altair or any successor to the stock, business or assets of Altair determines to discontinue the sale of Products  to Proterra (excluding as a reasonable result of any breach or default by Proterra under this Agreement or any other agreement between the Parties) and shall fail to offer a replacement product for such discontinued Product, where such replacement product is reasonably of the same or superior functionality (including that such replacement products are of sufficiently similar dimensions as the Products such that they can serve as a one to one replacement in Customer’s products without requiring a material level of redesign of Customer’s products (such as any structural redesign of Customer’s bus body to accommodate the new Product) then Proterra shall have the right to license Altair’s technology for its own use on the terms and conditions of the license attached hereto as Attachment 1, with the conditions causing such license to be deemed a “Release Event” as defined in Section 9 below for the purposes of this Agreement.

(j)
Product Availability.  So long as Proterra is current in its payments to Altair on open purchase orders, or if no open purchase orders exist, agrees to payment terms similar to those offered to other customers for similar quantities with similar warranties and credit risks, Altair will continue to accept and fulfill future Proterra purchase orders for Products it produces.  Altair commits not to sell to Proterra competitors to the exclusion of Proterra.  Notwithstanding the foregoing, excluding a product developed exclusively for or with another party, Altair will make its complete product line available to Proterra for purchase.

3.	WARRANTIES AND DISCLAIMER.

(a)	Standard Limited Warranty. The Products purchased hereunder are subject to the Altair standard limited warranty for the Products (the "Warranty").

(b)
Express Customer Limited Warranty.  Each Product purchased hereunder is warranted against defects in material and workmanship and will substantially conform to Product documentation and published specifications for a period of three (3) years from the date Customer ships its product containing the Product to an end user so long as Customer conforms to required maintenance, operating standards and environmental requirements of the Products (such period, the "Warranty Period").  Notwithstanding the foregoing, in no event shall the Warranty Period commence any later than six (6) months following the date of shipment of the Product by Altair to Customer.   This Warranty extends only to Customer and will not extend to, nor may it be assigned to, any subsequent purchaser without the written consent of Altair; provided that Customer may use the warranty for the benefit of any customer of Customer which acquires Customer’s products which have incorporated the Products and are subject to the warranties herein.  Altair acknowledges that Customer intends to use a portion of the Product ordered in Customer Purchase Orders under this Agreement for energy storage at Customer’s vehicle charging stations for the purpose of enabling fast charge of Customer’s vehicles. Customer shall provide applicable operational data to Altair to enable Altair to determine the appropriate operating parameters and warranty for such use, if any. As such, the existing warranty offered hereunder shall not apply to those Products used in the charging stations except as to defects in material and workmanship.

(c)
Extended Warranty Option. Customer shall have the option to choose a warranty term of five (5) years for the Express Limited Customer Warranty provided in Section 3(b) above for an additional charge. The optional price for the five (5) year warranty (the “Extended Warranty”) will be stated as an option in Altair’s price quote to Customer and shall be carried forward into the Customer Purchase Order. Customer may select the Extended Warranty option, for some or all of the Products ordered, until thirty (30) days following the Payment Due Date for the first scheduled shipment of Product, thereafter the option shall no longer be available to Customer for Products ordered under the same Purchase Order. Provision of Extended Warranty shall be subject to such information as Altair shall reasonably require from Proterra to permit tracking and identification of those Products which have receive such Extended Warranty.  To select said option Customer must notify its primary Altair contact in writing prior to the end of the option period of Customer’s intent to elect said Extended Warranty and receive back written confirmation of receipt by Altair of Customer’s election.

(d)
Exclusions.  The express Warranty set forth above is contingent upon the proper use of the Product in the application for which it was intended and will not apply to any Altair Product that has been (i) used for other than for storage and discharge of energy when installed in buses and other heavy duty vehicles, (ii) damaged during shipping, (iii) modified or improperly maintained or repaired by a party other than Altair or its designees, or (iv) subjected to physical, environmental or electrical conditions outside of the Product Operating Parameters established by Altair for the Product as such are stated in Exhibit B attached hereto and incorporated hereby. Customer hereby represents and warrants to Altair and Altair’s suppliers that it will not use or sell any Products for other than the use stated in (i) above.  Without limiting the foregoing, in no event shall any Product or lot of Product that substantially conforms to the specifications for such Product, and has no material defects in material or workmanship, be deemed defective or otherwise not in compliance with the terms and conditions of this Agreement.

(e)
Limitation of Remedy.  In the event a Product fails to perform substantially as warranted, or has any material defect in material or workmanship, Altair's sole and exclusive liability and Customer's only remedies for breach of the foregoing Warranty shall be, at Altair's sole discretion, to repair, have repaired or replace with a functional equivalent each Product or portion thereof found to be defective, provided that:

(i)
Customer complies with the warranty procedures contained in Section 4 below and returns, at Customer’s expense, the Product that Customer considers defective for examination and testing, provided that if warranty coverage is applicable, Altair shall promptly reimburse Customer for all such costs of shipping. If warranty coverage is not applicable then Customer shall timely direct Altair to either repair the Product, return it to Customer, or dispose of the Product all at Customer’s expense, such expense to be paid by Customer to Altair within thirty (30) days of the invoice date therefore. If Customer fails to so direct Altair within thirty (30) days of being advised that warranty coverage does not apply, then Altair may choose any of the noted options and bill Customer for the cost thereof.

(ii)
Altair shall not be liable under this Warranty if testing and examination by Altair discloses that the Product has been modified or altered in any manner after it was originally shipped by Altair to the Customer;

(iii)
Altair shall not be liable under this Warranty if testing and examination by Altair discloses that the alleged defect in the Product does not exist or was caused by Customer or by a third person's misuse, neglect, improper installation or testing, unauthorized attempts to repair or any other cause beyond the range of intended use, or by accident, fire or other hazard;

(iv)
Altair shall not be liable under any Warranty under this Agreement with respect to any Product that is damaged as a result of being returned in a container that is not, or is not functionally similar, to the original shipping container; and

(v)
If Altair testing and examination does not disclose a defect warranted under this Agreement, Altair shall so advise Customer and Customer shall reimburse Altair for its expense in testing and examining such Product calculated at the Altair standard rate.

(f)
No Other Warranty.  EXCEPT FOR THE EXPRESS WARRANTY SET FORTH IN SECTION 3(a) and (b), ABOVE, ALTAIR GRANTS NO, AND HEREBY SPECIFICALLY DISCLAIMS EACH AND EVERY, OTHER WARRANTY, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING THE PRODUCTS, INCLUDING THE IMPLIED WARRANTIES OF FITNESS FOR ANY PURPOSE, QUALITY, MERCHANTABILITY, NON-INFRINGEMENT OR OTHERWISE WITH RESPECT THERETO.  ALTAIR EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES EXTENDED TO THIRD PARTIES.

(g)
Limitation of Liability.  IN NO EVENT SHALL ALTAIR BE LIABLE TO CUSTOMER OR ANY THIRD PARTY FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, NOR WILL EITHER PARTY BE LIABLE FOR LOST PROFITS, OR ANY OTHER SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, ARISING OUT OF OR RELATING TO THE PRODUCTS OR THIS AGREEMENT OR RESULTING FROM THE SALE OF PRODUCTS OR SERVICES BY CUSTOMER OR RESALE OR USE BY ANY CUSTOMER OR ANY TRANSFEREE OF SUCH PRODUCTS OR SERVICES.  ANY LIABILITY OF ALTAIR HEREUNDER WILL BE LIMITED IN ALL CASES TO THE AMOUNT PAID BY CUSTOMER FOR PRODUCTS.  THIS LIMITATION SHALL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.  THE PARTIES ACKNOWLEDGE THAT THE FOREGOING IS A REASONABLE ALLOCATION OF RISK.  THESE LIMITATIONS, HOWEVER, SHALL NOT APPLY TO THIRD PARTY TORT LIABILITY FOR PERSONAL INJURY OR DEATH WHERE SUCH OCCURRENCE CAN BE SOLELY AND DIRECTLY ATTRIBUTED TO IMPROPER FAILURE OF THE PRODUCTS DUE STRICTLY TO THEIR DESIGN OR MANUFACTURE BY ALTAIR.

4.	WARRANTY PROCEDURE.

In the event that Customer asserts that a Product fails to perform as warranted during the Warranty Period, Customer shall notify Altair via Customer’s assigned Altair sales representative, or such other person as Altair may subsequently identify, and request a “Return Material Authorization” (RMA) for the product to be returned. Altair will then reasonably question Customer to determine if a warranty claim applies, if Customer insists then Altair will  provide an RMA number to Customer without prejudice to Altair’s right to assert that no warranty coverage is required if the failure is subject to a limitation or exclusion specifically provided under the terms of Section 3 above.  The Customer must submit all available data indicating fault codes and/or operating conditions at the time of failure from its battery management systems, and the duty profile for the bus and the route associated with the battery failure, and as much of the historical data of the preceding as may be available. Within thirty (30) days after its receipt of the RMA number, Customer shall return to Altair or its designee the rejected or asserted defective Product, freight or postage prepaid in its original shipping carton or a functionally equivalent container.  Altair reserves the right to refuse to accept any rejected or defective Product not bearing an RMA number on the outside of the carton and/or documentation accompanying the shipment such as packing slips.  If the Product is determined to be defective in accordance with Section  3 (Warranty and Disclaimer), Altair will, at its sole option and expense and in accordance with the Altair policy, either repair the Product,  have it repaired or replace the Product with a functional equivalent and ship it to Customer in accordance with Customer's instruction.  Altair will use all commercially reasonable efforts to ship the repaired or replaced Product within thirty (30) days of its receipt of such Product.  If Customer requires faster turnaround time for the Product, Altair will offer alternatives that may include charges for such expedited service.

5.	CONFIDENTIALITY.

(a)
“Confidential Information” means any informationof the Party to this Agreement disclosing such information (the “Disclosing Party”) to the other Party to this Agreement receiving it  (the “Receiving Party”): (i) disclosed by the Disclosing Party to the Receiving Party, which, if in written, graphic, machine-readable or other tangible form is marked as “Confidential” or “Proprietary”, or which, if disclosed orally or by demonstration, is identified at the time of initial disclosure as confidential and reduced to writing and marked “Confidential” within thirty (30) days of such disclosure; (ii) which is otherwise deemed to be confidential by the terms of this Agreement or (iii) which by its nature or the context in which it was given should rightly be treated as confidential or proprietary information.  Notwithstanding the foregoing, Confidential Information shall exclude information that the Receiving Party can demonstrate by the Customer’s contemporaneous written records (i) was independently developed by the Receiving Party without any use of the Disclosing Party’s Confidential Information or by the Receiving Party’s employees or other agents (or independent contractors hired by Customer) who have not been exposed to the Disclosing Party’s Confidential Information, (ii) becomes known to the Receiving Party, without restriction, from a source other than the Disclosing Party without breach of this Agreement and that had a right to disclose it, (iii) was in the public domain at the time it was disclosed or becomes in the public domain through no act or omission of the Receiving Party, or (iv) was rightfully known to the Receiving Party, without restriction, at the time of disclosure.

(b)
Confidentiality Obligation.  The Receiving Party shall treat as confidential all of the Disclosing Party’s Confidential Information and shall not use such Confidential Information for the benefit of itself or any third party or for any purpose except as expressly permitted under this Agreement.  Without limiting the foregoing, the Receiving Party shall use at least the same degree of care that it uses to prevent the disclosure of its own confidential information of like importance, but in no event with less than reasonable care, to prevent the disclosure of the Disclosing Party’s Confidential Information. The Receiving Party shall not reverse engineer, decompile, disassemble or otherwise determine or attempt to determine any source code, algorithms, samples, device, material, chemical composition, methods or techniques embodied in any Proprietary Information or any portion thereof.

(c)
Confidentiality of Agreement.  The terms and conditions, including the existence, of this Agreement shall be treated as Altair’s and Customer’s Confidential Information and no reference to the terms and conditions of this Agreement or to activities pertaining thereto can be made in any form of public or commercial advertising without the prior written consent of the other party to this Agreement, provided that each party may disclose the terms, conditions and existence of this Agreement to Representatives who need to know such information and who are bound in writing by restrictions regarding disclosure or are subject to a professional obligation of confidentiality at least as protective of Disclosing Party as the terms and conditions in this Agreement. “Representative” means and includes, as to a Party, all of its directors, officers, employees, agents, consultants, advisors, investors or potential investors and other representatives, including legal counsel, accountants and financial advisors.

(d)
Additional Allowed Disclosure. Notwithstanding the restrictions of subsection (c) above each Party to this Agreement may also disclose terms, conditions and the existence of this Agreement to the extent (but only to the extent) necessary to comply with any legal or regulatory disclosure requirement. The Parties further acknowledge that each Party may desire to use the other Party’s name in press releases, product brochures and financial reports indicating the Parties’ relationship as seller and customer, and therefore the Parties agree that each Party may use the other Party’s name in such a manner.

(e)
Compelled Disclosure.  If the Receiving Party believes that it will be compelled by a court or other authority to disclose Confidential Information of the Disclosing Party, then the Receiving Party shall give Disclosing Party prompt notice so that Disclosing Party may take steps to oppose such disclosure.

(f)
Remedies.  The Parties agree that, due to the unique nature of the Confidential Information, the unauthorized disclosure or use of the Confidential Information of a Disclosing Party will cause irreparable harm and significant injury to the Disclosing Party, the extent of which shall be difficult to ascertain and for which there shall be no adequate remedy at law.  Accordingly, the Receiving Party agrees that the Disclosing Party, in addition to any other available remedies it may have, shall have the right to seek in any court of competent jurisdiction an immediate injunction and other equitable relief enjoining any breach or threatened breach of this Agreement, without the necessity of posting any bond or other security or having to prove substantial harm. Receiving Party shall notify Disclosing Party in writing immediately upon Receiving Party becoming aware of any such breach or threatened breach.

6.	TERM AND TERMINATION.

(a)	Term. This Agreement shall continue in force and in perpetuity from the Effective Date, unless terminated earlier under the provisions of this Section 6.

(b)
Termination for Cause.  Either Party shall have the right to terminate this Agreement for cause upon the occurrence of any of the following events:  (i) in the event either Party fails to materially comply with any of the terms and conditions of this Agreement and such default has not been cured within thirty (30) days (or ten (10) days in the case of failure to pay amounts due hereunder) after written notice to the breaching Party; or (ii) in the event that either Party (A) terminates or suspends its business, (B) becomes subject to any bankruptcy or insolvency proceeding under Federal or state statute, (C) becomes insolvent or subject to direct control by a trustee, receiver or similar authority, or (D) has wound up or liquidated, voluntarily or otherwise.

(c)
Termination for Convenience. Either Party may terminate this agreement at any time after thirty-six (36) months from the Effective Date provided that it has given the other Party sixty (60) days prior written notice.

(d)
Fulfillment of Orders upon Termination.  Upon termination of this Agreement for other than Customer's breach as set forth in Section 5 (b) above, Altair shall continue to fulfill Customer's Accepted Orders, provided the orders were accepted prior to termination, subject to the terms of Section 3 above.

(e)
Survival of Certain Terms.  The provisions of Sections 2(d), 2(e), 2(g), 3, 4, 5, 6(d), 6(e), 7, 8, 9, 10 (but solely in the event of termination by Customer as a result if a default hereunder by Altair within the twelve (12) month period following the Effective Date of this Agreement) and 11 shall survive the termination of this Agreement for any reason.  All other rights and obligations of the Parties, except for those rights and obligations that accrued prior to termination, shall cease upon termination of this Agreement.

7.	INTELLECTUAL PROPERTY INFRINGEMENT INDEMNIFICATION.

(a)
Indemnity.  Altair will defend or settle, at its own expense, any claim, suit or proceeding brought against Customer to the extent it is based upon a claim that any Product under normal use sold pursuant to this Agreement infringes upon any U.S. patent issued as of the date hereof or copyright, or misappropriates any trade secret, of any third party.  As a condition precedent to such obligation, Customer agrees that it shall promptly notify Altair in writing of any such claim or action and give Altair full information and assistance in connection therewith.  Altair shall have the sole right to control the defense of any such claim or action and the sole right to settle any such claim or action.  If Customer complies with the provisions hereof, Altair will pay all damages (including reasonable attorneys’ fees) finally awarded to third parties in such action.  If a Product is, or in Altair's opinion might be, held to infringe as set forth above, Altair may, at its option replace or modify such Product so as to avoid infringement, or procure the right for Customer to continue the use and resale of such Product.  If neither of such alternatives is, in Altair's opinion, commercially reasonable, the infringing Product shall be returned to Altair and Altair's sole liability, in addition to its obligation to reimburse finally awarded damages as set forth above, shall pay to Customer such damages, losses, costs or expenses as are incurred by Customer as a result of such infringement (including attorneys’ and consultants’ fees and costs), including, without limitation, costs of replacement of the Product by a product of equivalent or better functionality. Notwithstanding any of the foregoing, Altair’s total liability to Customer therefore shall be limited to the purchase price paid by Customer to Altair for the specific Product model and version which is the subject of such claim.

(b)
Limitations.  Altair will have no liability for any claim of infringement arising or alleging to have arisen as a result of Customer's particular use or sale of a Product in combination with any items not supplied by Altair or any modification of a Product by Customer or third parties, or the failure to use the latest version of any software provided for such Product if infringement would have been avoided with such use.

(c)
Entire Liability.  THE FOREGOING STATES THE ENTIRE LIABILITY AND OBLIGATION OF ALTAIR TO ANY CUSTOMER OR THIRD PARTY AND THE EXCLUSIVE REMEDY OF ANY CUSTOMER OR THIRD PARTY WITH RESPECT TO THE ALLEGED OR ACTUAL INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, INCLUDING BUT NOT LIMITED TO, PATENT, COPYRIGHT AND TRADE SECRET RIGHTS.

(d)
Customer Indemnity.  Customer shall indemnify, defend and hold Altair harmless from and against any and all claims brought by any third party, including any Affiliates of Customer and its and their distributors, resellers and customers, against Altair or Altair’s suppliers arising out of or related to the use or distribution of the Products purchased by Customer hereunder, including (i) any claim arising out of or related to any warranty made by or on behalf of Customer or its Affiliates to its customers and (ii) any use of the Products in violation of Section 3(c); provided, however, that Altair: (a) gives immediate written notice to Customer of the institution of the suit or proceedings; and (b) permits Customer through its counsel to defend the same and gives Customer all needed information, assistance and authority to enable Customer to do so.  As used herein, “Affiliate” means any entity that controls, is controlled by, or is under common control with Customer, wherein “control” means ownership of at least fifty percent (50%) of the outstanding securities or equity interest in such entity or the right to elect such entity’s board of directors or otherwise control the activities or operations of such entity.

8.	IMPORT AND EXPORT CONTROLS.

(a)
Customer shall, at its own expense, pay all import and export licenses and permits, pay all value-added and other VATs, customs charges and duty fees, and take all other actions required to accomplish the export and import of the Products purchased by Customer.

(b)Customer understands and acknowledges that Altair may be subject to regulation by agencies of the U.S. government, including the U.S. Department of Commerce, which prohibits export or diversion of certain technical products to certain countries, and the U.S. Department of Transportation, which specifies under what conditions batteries can be transported from one location to another.  Customer warrants and represents to Altair that it will comply in all respects with the transport requirements, and the export and re-export restrictions set forth in the export license for every product shipped to Customer.

9.	TECHNOLOGY ESCROW

(a)
Escrow Agent.  Within ninety (90) days of execution of this Agreement Altair, at its sole selection, but subject to the approval of Customer, such approval not to be unreasonably withheld, shall establish with a third party escrow service (“Escrow Agent”) a technology escrow account which shall hold in escrow all non-public technical information reasonably necessary for the manufacture of Altair Lithium Titanate powder and the manufacture of the Altair Product which are used by Customer, including, but not limited to the items listed in Exhibit C hereto (the “Escrow Materials”) pursuant to the terms of an escrow agreement (the “Escrow Agreement”). Such Escrow Agreement shall be subject to the approval of the Parties, such approval not to be unreasonably withheld or delayed. Such account shall be at the sole expense of Customer and the Altair shall invoice its related charges directly to Customer.

(b)
Deposit into Escrow.  Within ninety (90) days after establishment of the technology escrow account Altair shall deposit therein the Escrow Materials. Upon completion of such deposit Altair will provide a general summary to Customer of what has been deposited in the escrow account.

(c)	Customer as Beneficiary. Customer shall become a beneficiary of the Escrow Agent and shall be responsible for its own fees of participation with such Escrow Agent.

(d)
Release of Escrow Materials.  In the event that (i) Altair files for or becomes a party to any voluntary or involuntary bankruptcy or receivership, and such involuntary proceeding is not dismissed within ninety (90) calendar days after filing; (ii) Altair commences liquidation proceedings or generally ceases doing business (other than pursuant to a sale of the business), or (iii) the making by Altair of a general assignment for the benefit of creditors, a “Release Event” shall be deemed to have occurred.

(e)
Release Procedure.  Upon the occurrence and continuation of a Release Event, Customer will notify the Escrow Agent.   The Escrow Materials will be released for use by Customer, subject to the terms and conditions hereof, only after notice of such Release Event from the Escrow Agent to Altair and Altair’s failure to declare in writing to the Escrow Agent within ten (10) business days that no Release Event has occurred.   If Altair makes such written declaration, and Customer disputes such declaration, then the issue of whether a Release Event has occurred and is continuing shall be submitted to expedited arbitration in Washoe County, Nevada under the Commercial Arbitration Rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with said Rules.   Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.   The prevailing party in any such arbitration shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its reasonable expenses, as well as reasonable attorneys’ fees, and the costs of the arbitration, including administrative and arbitrator’s fees.

(f)
License.  Subject to the terms and conditions of this Agreement, Altair hereby grants Customer a nonexclusive, nontransferable, worldwide, right and license to reproduce and use the Escrow Materials solely in connection with Customer‘s manufacturing the Altair battery cells and modules for use in the heavy duty vehicles (i.e. greater than 16,000 pounds per vehicle) Customer manufactures and sells, which right and license Customer may exercise at any time after the occurrence but only during the continuation of a Release Event.  Upon (i) the cessation of any Release Event, or (ii) upon the sale by Altair of the technology to a subsequent entity who is going to manufacture the LT Battery Cells for sale and upon their actually offering such cells for sale and delivery to Proterra on a commercially reasonable basis,  then all licenses and rights granted pursuant to this Section 9(f) shall terminate, unless and until triggered again pursuant to this Section 9, and Customer shall promptly return all copies of the Escrow Materials, or any portion thereof, to Altair at Customer‘s sole expense, provided that in no event shall the license to Customer terminate prior to twelve (12) months after Customer has first manufactured a commercial Product (i.e., suitable for use in the heavy duty vehicles for which Customer was most recently purchasing said Product ).  The terms of the license referred to in this subsection (f) shall be in the form of the agreement attached hereto as Exhibit A which is hereby incorporated by reference herein.  All rights and licenses granted hereunder or pursuant hereto are, and shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses to rights of “intellectual property,” as defined thereunder.  Notwithstanding any provision contained herein to the contrary, if the licensor of such rights is under any proceeding under the United States Bankruptcy Code and the trustee in bankruptcy of such party, or such party, as a debtor in possession, rightfully elects to reject this Agreement, the licensed party may, pursuant to Sections 365(n)(1) and 365(n)(2) of the United States Bankruptcy Code, retain any and all of the rights licensed to it hereunder, to the maximum extent permitted by law. Notwithstanding any other provision of this Agreement, Licensor hereby consents to the assumption of this Agreement by Licensee in any case under chapter 11 of the United States Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1), but only if Licensee is otherwise entitled to assume this Agreement under the requirements of the Bankruptcy Code.  The sole purpose of the foregoing consent is to overcome any restriction imposed by 11 U.S.C. § 365(c)(1) on Licensee’s assumption of this Agreement in a chapter 11 case concerning Licensee.  It is not intended to limit any other rights of Licensee under this Agreement or any provision of the Bankruptcy Code, including, without limitation, 11 U.S.C. § 365(c)(1).

(g)
Termination of Escrow Account, Escrow Agreement and Escrow Agent. If at any time either (i) Customer ceases to be a fully paid up participant with the Escrow Agent,  (ii) Customer has gone greater than nine (9) months without having a placed at least a three million dollar ($3,000,000) order with Altair in accordance with this Agreement increasing by 50% each nine months thereafter, (iii) there is delay or default of any Customer payment due Altair under any agreement or purchase order existing between the Parties that is not cured within ten (10) days after written notice from Altair (notice by email acceptable), or (iv) thirty six (36) months after the Effective Date of this Agreement, then (i) Altair shall have the right to immediately terminate the escrow account, Escrow Agreement and Escrow Agent and have all Escrow Materials returned to it, (ii) Customer shall have no further rights under this Section 9, and (iii) Altair shall have no further obligations under this Section 9.

10.	EXCLUSIVITY PROVISIONS

(a)	Exclusivity Provision

For twelve  months from the Effective Date of this Purchase Order, Altair agrees to not sell Altair's Product to North America, European or South America based OEM bus manufacturers or their drive system or energy storage system suppliers (**other than to ****, ****,  ****, ****, ****, **** ****, ****, ****, ****, ****, ****, ****, **** and their associated subsidiaries, sister companies and divisions or any military application) where such sale is specifically for immediate use  in the deployment of any buses to be placed on the  markets in North America, South America or Europe. This exclusivity provision does not apply in any way to any Altair chemistry, cells, BMS or other battery components (“Altair Components”) or to any battery module other than the Products or for the Products to be used in applications other than the heavy duty vehicles produced by Proterra.

Further, Altair shall not be prevented by this Exclusivity Provision from working with or selling any Altair Components or battery module to bus manufacturers for busses which are to be used outside of North America, South America or Europe. Nor shall Altair at any time be restricted in any way from demonstrating the Products or any Altair Component to any entity, including bus designers, developers or manufacturers.

**Customer is advised and hereby agrees: (1) this information identifying Altair’s customers is strictly confidential information of Altair and shall not be disclosed by Customer except with the Company’s Officers and legal counsel; (2) this information must be redacted by Customer before any other allowed disclosure of this Agreement may occur; (3) failure of Customer to abide by these restrictions will be grounds for immediate termination by Altair of this Agreement and such termination shall be without any liability to Altair.

(b)	Exclusivity Condition The Exclusivity Provision is conditional upon all of the following except to the extent directly arising from a default of Altair under this Agreement or Purchase Order No.3:

i) during the term of this Agreement there being no delay or default of any Proterra payment due Altair under any agreement or purchase order existing between the Parties that is not cured within ten (10) days after written notice from Altair (notice by email acceptable);

ii) there being no refusal by Customer to take receipt of any conforming Altair shipments by their scheduled delivery date;

iii) Purchase Order No. 3 remaining “firm and non-cancellable”; and

iv)  Customer acquiring a minimum of eighty percent 80% of its battery requirements for fast-charge vehicle applications for its North American, South American and European markets in any calendar quarter from Altair as calculated by dollar amount of purchase price.

11.	GENERAL PROVISIONS.

(a)
Intellectual Property.  Customer acknowledges that the Products sold hereunder contain and embody trade secrets belonging to Altair and Customer shall not, nor shall it cause any third party to, reverse engineer any Products purchased hereunder.  As between Customer and Altair, Altair shall own all intellectual property and other proprietary rights in and to the Products and all accompanying documentation.  Further, as of the Effective Date of this Agreement, Customer waives and releases any and all claims it may have to any Intellectual Property of the Products. Altair hereby grants to Customer a non-exclusive, world-wide, non-transferable, non-sub-licensable, assignable and perpetual  (so long as Customer is not in breach of this Agreement) license to use the software contained in the Product for the sole purpose of supporting the Product as specified in the product documentation. Altair retains for itself all proprietary rights in and to all designs, engineering details, and other data pertaining to any Products and software incorporated into the Products.

(b)
Re-Sale Products.  From time to time, Customer may request that Altair procure for its use other equipment that may be needed in order to build and maintain Customer's complete solution.  Altair may agree to procure these Re-Sale Products for a fee negotiated with the Customer and act as a limited reseller for these products.  Customer agrees and understands that provision of these Re-Sale Products is offered as a limited resell service to the Customer and Altair disclaims and Customer hereby relieves Altair of any and all liability regarding maintenance and support obligations, warranties, express or implied, including but not limited to warranties of performance, support and maintenance, non-infringement, merchantability and fitness for a particular use regarding these products.  All warranties as may be offered by the Re-Sale Products vendor may extend directly from the vendor to the Customer but in no event does Altair accept responsibility for procuring such warranties.  Nothing in this Section 11(b) shall be construed to mean that Altair has, maintains, or will ever have, a formal partner, joint venture, or reseller relationship with any manufacturers of the Re-Sale Products.

(c)
Governing Law and Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEVADA, U.S.A, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.  The federal and state courts within Washoe County, Nevada, U.S.A., shall have exclusive jurisdiction to adjudicate any dispute arising out of or related to this Agreement.  Parties hereby expressly consent to (i) the personal jurisdiction of the federal and state courts within Washoe County, Nevada, (ii) service of process being effected upon it by registered mail or commercial courier sent to the address set forth at the beginning of this Agreement, and (iii) the uncontested enforcement of a final judgment from such court in any other jurisdiction wherein Customer or any of its assets are present. The Parties specifically waive any local or international law, convention, treaty right or regulation that might provide an alternate construction or application of law.

(d)
Compliance with Laws.  Customer shall observe and comply with all federal, state, and city laws, rules, and regulations effecting goods and services under this Agreement.  Customer shall procure and keep in full force all permits and licenses necessary to accomplish the work contemplated in this Agreement.  Likewise, Altair shall observe and comply with all federal, state, and city laws, rules, and regulations effecting goods and services under this Agreement.  Altair shall procure and keep in full force all permits and licenses necessary to accomplish the work contemplated in this Agreement. Further Customer warrants and represents to Altair that Customer is fully aware and knowledgeable  of the U.S. Department of Transportation and United Nations 3090 restriction on use of the Products, will comply with such restrictions and will advise its customers of such restrictions.

(e)	Entire Agreement. This Agreement sets forth the entire Agreement and understanding of the Parties relating to the subject matter herein and merges all prior discussions between them.

(f)
Modification.  No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either Party unless mutually assented to in writing by both Parties.

(g)
No Waiver.  The failure of either Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either Party to enforce each and every such provision thereafter.  The express waiver by either Party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

(h)
Notices.  Any notice required or permitted by this Agreement, including of change of notice recipients,  shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, addressed to the other Party at the addresses set forth below.

If to Altair:	If to Customer:
Name: John Harvat - VP and General Counsel	Name: Jeffery J. Granato
Address: 204 Edison Way	Address: 16360 Table Mountain Parkway
Address (2)	Address (2):
City: Reno	City: Golden
State/Code: NV/ 89502	State/Code: CO / 80403
Country: USA	Country: USA
Phone: 775-858-3742	Phone: 303-562-0505
Fax: 775-858-3731	Fax: 303-484-5290
Email: jharvat@altairnano.com	Email: jgranato@proterra.com

(i)
Force Majeure.  Nonperformance of either Party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of, and is not caused by the negligence of, the non-performing Party.  Notification of such condition must be made to the other Party within fifteen (15) days of occurrence.

(j)
Assignment and Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and assigns, except that both Parties agree that their respective rights and obligations under this Agreement may not be transferred or assigned, directly or indirectly, by operation of law, merger or otherwise, without the prior written consent of the other Party.  Notwithstanding the foregoing, Customer may assign this Agreement to any parent or subsidiary in which the Customer has a controlling interest, or Affiliate which is in existence as of the Effective Date of this Agreement, or in connection with a sale of all or substantially all of it's assets or stock, provided each such party agrees to be bound by all terms and conditions of this Agreement, and provided that the assignee is not a competitor of Altair.  Altair may assign this Agreement to any parent or subsidiary in which it has a controlling interest, or Affiliate which is in existence as of the Effective Date of this Agreement, or in connection with a sale or transfer of all or substantially all of its assets or stock, provided each such party agrees to be bound by all terms and conditions of this Agreement.

(k) Independent Contractor.  Any services performed by Altair during the performance of this Agreement, shall be conducted by Altair as an independent contractor and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, joint venture, or employment relationship between the Parties.

(l)
Foreign Corrupt Practices Act.  Customer shall not act in any fashion or take any action which would render Altair liable for a violation of the U.S. Foreign Corrupt Practices Act, which prohibits the offering, giving or promising to offer or give, directly or indirectly, money or anything of value to any official of a government, political party or instrumentality thereof in order to assist it or Altair in obtaining or retaining business.

(m)	Further Assurances. Customer agrees, upon request by Altair, to promptly execute, acknowledge and deliver such further documents as are reasonably necessary to fulfill the purposes of this Agreement.

(n)	Remedies. The remedies stated herein are in addition to all other remedies at law or in equity.

(o)
Legal Expenses.  The prevailing Party in any legal action brought by one Party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs, pre and post judgment interest, reasonable attorneys' fees and costs of collection.

(p)	Severability. If any provision in this Agreement is found or held to be invalid or unenforceable in any respect, such unenforceability will not affect any other provisions of this Agreement.

(q)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(r)	Headings Descriptive. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(s)	Singular and Plural. When required by the context hereof, the singular includes the plural and vice versa.

[Signatures continued on next page]

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Product Purchase Agreement effective as of the date first set forth above.

Altairnano Inc.	Proterra Inc
_____________________________	________________________________
Authorized Signature	Authorized Signature
By: ______________________________	By:______________________________
Date: ______________________________	Date: ____________________________
Title: ______________________________	Title: ___________________________
Phone: _____________________________	Phone: __________________________
Email: _____________________________	Email: ___________________________

Exhibit A
Form of Purchase Order

Purchase Order No._________

1. This Purchase Order is subject to the terms and conditions of the Amended and Restated Master Product purchase Agreement dated March ____, 2010 (the “Agreement”) by and between Altairnano, Inc ("Altair") and Proterra Inc (“Customer”)

2. All pricing and payments terms stated herein are in United States Dollars All payment made hereunder are to be in United States Dollars. All payments are to be made via wire transfer per the following information:

Bank:            Nevada State Bank
                      P.O., Box 2351
                      Reno, NV  89505
                      USA
Routing No.:                      ****
Account No:                      ****
SWIFT Code:                     ****
Account Name: Altairnano, Inc.

3. Shipping.  Subject to the terms of the Agreement, all modules will ship be Ex Works (Incoterms 2000) Altair’s dock in Anderson, IN located at:

Altairnano, Inc.
3019 Enterprise Drive
Anderson, IN 46013

4. Module pricing and build timing is subject to Proterra complying with payment terms. Additional Purchase Orders will not be accepted until all payments for prior Purchase Orders are brought current. Timing commitments of Altair will not be maintained if payments are delayed. Proterra must timely return shipping boxes at its cost to Altair or subsequent shipments will be delayed. If shipping boxes are returned damaged or otherwise unusable, shipment of batteries will be delayed and Proterra shall be liable for cost of replacement shipping boxes. Return shipping boxes to Altair’s facility located in Anderson, IN.

Altairnano, Inc.
3019 Enterprise Drive
Anderson, IN 46013

5. Below Section 6 Schedule timing is based on receipt and acceptance of this Purchase Order no later than ______________ and timely payments by Proterra. All payments pursuant to this purchase order are to be made by wire transfer.  A Day for Day in Altair product shipment shall apply as regards delays by Proterra in performance of its obligations and payments to Altair hereunder. Timing hereunder cannot be guaranteed beyond receipt and acceptance of this Purchase Order by ________________.

6.	Master Schedule as to Timing, Pricing & Payment Schedule:

Application	Line Description	Sales Price per Module	Quantity of Modules	Total Price (w/ normal warranty)	Amount Due on PO Acceptance (“Initial Payment”)	Purchase Order Date	Product Shipment Date	Remaining 70% Payment Due Date	Remaining 70% Payment	Product Price + Extended Warranty
30% Payment - due ________
All orders binding on order acceptance by Altair

Total - Order

Above payment terms do not assume purchase of the extended warranty. Should Proterra choose to exercise its option to purchase the extended warranty all payments are ****% higher with the payment timing remaining as shown above. Any remaining unpaid difference in price when extended warranty option is chosen shall be due no later than the date indicated for remaining 70% payment.

7.
Remaining 70% of purchase price shall be due net fifteen (15) days from the date of the earlier to occur of (i) the date by which products were ready for shipment as of the Section 6 quoted shipment date and by which date shipment could have been made but for a delay in the shipment date requested by Customer or delayed due to late or non-payment of a prior shipment, or (ii) actual shipment of product(s) to Customer.

8.	Extended Warranty amount stated in the Master Schedule is the total purchase price including the extended warranty if such is elected by Proterra as per the terms of the Agreement.

9.	WARRANTIES AND DISCLAIMER.

(a)	Standard Limited Warranty. The Products purchased hereunder are subject to the following Altair standard limited warranty for the Products (the "Warranty").

(b)
Express Customer Limited Warranty.  Each Product purchased hereunder is warranted against defects in material and workmanship and will substantially conform to Product documentation and published specifications for a period of three (3) years from the date Customer ships its product containing the Product to an end user so long as Customer conforms to required maintenance, operating standards and environmental requirements of the Products (such period, the "Warranty Period").  Notwithstanding the foregoing, in no event shall the Warranty Period commence any later than six (6) months following the date of shipment of the Product by Altair to Customer.   This Warranty extends only to Customer and will not extend to, nor may it be assigned to, any subsequent purchaser without the written consent of Altair; provided that Customer may use the warranty for the benefit of any customer of Customer which acquires Customer’s products which have incorporated the Products and are subject to the warranties herein.  Altair acknowledges that Customer intends to use a portion of the Product ordered in Customer Purchase Orders under this Agreement for energy storage at Customer’s vehicle charging stations for the purpose of enabling fast charge of Customer’s vehicles. Customer shall provide applicable operational data to Altair to enable Altair to determine the appropriate operating parameters and warranty for such use, if any. As such, the existing warranty offered hereunder shall not apply to those Products used in the charging stations except as to defects in material and workmanship.

(c)
Customer shall have the option to choose a warranty term of five (5) years for the Express Limited Customer Warranty provided in Section 6 above for an additional charge. The optional price for the five (5) year warranty (the “Extended Warranty”) is stated. Customer may select the Extended Warranty option, for some or all of the Products ordered, until thirty (30) days following the Payment Due Date for the first scheduled shipment of Product, thereafter the option shall no longer be available to Customer for Products ordered under the same Purchase Order. Provision of Extended Warranty shall be subject to such information as Altair shall reasonably require from Proterra to permit tracking and identification of those Products which have received such Extended Warranty.  To select said option Customer must notify its primary Altair contact in writing prior to the end of the option period of Customer’s intent to elect said Extended Warranty and receive back written confirmation of receipt by Altair of Customer’s election.

(d)
Exclusions.  The express Warranty set forth above is contingent upon the proper use of the Product in the application for which it was intended and will not apply to any Altair Product that has been (i) used for other than for storage and discharge of energy when installed in buses and other heavy duty vehicles as defined in the Agreement, (ii) damaged during shipping, (iii) modified or improperly maintained or repaired by a party other than Altair or its designees, or (iv) subjected to physical, environmental or electrical conditions outside of the Product Operating Parameters established by Altair for the Product as such are stated in Exhibit A attached hereto and incorporated hereby. Customer hereby represents and warrants to Altair and Altair’s suppliers that it will not use or sell any Products for other than the use stated in (i) above.  Without limiting the foregoing, in no event shall any Product or lot of Product that substantially conforms to the specifications for such Product, and has no material defects in material or workmanship, be deemed defective or otherwise not in compliance with the terms and conditions of this Agreement.

(e)
Limitation of Remedy.  In the event a Product fails to perform substantially as warranted, or has any material defect in material or workmanship, Altair's sole and exclusive liability and Customer's only remedies for breach of the foregoing Warranty shall be, at Altair's sole discretion, to repair, have repaired or replace with a functional equivalent each Product or portion thereof found to be defective, provided that:

(i)
Customer complies with the warranty procedures contained in Section 4 of the Agreement and returns, at Customer’s expense, the Product that Customer considers defective for examination and testing, provided that if warranty coverage is applicable, Altair shall promptly reimburse Customer for all such costs of shipping. If warranty coverage is not applicable then Customer shall timely direct Altair to either repair the Product, return it to Customer, or dispose of the Product all at Customer’s expense, such expense to be paid by Customer to Altair within thirty (30) days of the invoice date therefore. If Customer fails to so direct Altair within thirty (30) days of being advised that warranty coverage does not apply, then Altair may choose any of the noted options and bill Customer for the cost thereof.

(ii)
Altair shall not be liable under this Warranty if testing and examination by Altair discloses that the Product has been modified or altered in any manner after it was originally shipped by Altair to the Customer;

(iii)
Altair shall not be liable under this Warranty if testing and examination by Altair discloses that the alleged defect in the Product does not exist or was caused by Customer or by a third person's misuse, neglect, improper installation or testing, unauthorized attempts to repair or any other cause beyond the range of intended use, or by accident, fire or other hazard;

(iv)
Altair shall not be liable under any Warranty under this Agreement with respect to any Product that is damaged as a result of being returned in a container that is not, or is not functionally similar, to the original shipping container; and

(v)
If Altair testing and examination does not disclose a defect warranted under this Agreement, Altair shall so advise Customer and Customer shall reimburse Altair for its expense in testing and examining such Product calculated at the Altair standard rate.

(f)
No Other Warranty.  EXCEPT FOR THE EXPRESS WARRANTY SET FORTH IN SECTION 3(a) and (b), ABOVE, ALTAIR GRANTS NO, AND HEREBY SPECIFICALLY DISCLAIMS EACH AND EVERY, OTHER WARRANTY, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING THE PRODUCTS, INCLUDING THE IMPLIED WARRANTIES OF FITNESS FOR ANY PURPOSE, QUALITY, MERCHANTABILITY, NON-INFRINGEMENT OR OTHERWISE WITH RESPECT THERETO.  ALTAIR EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES EXTENDED TO THIRD PARTIES.

(g)
Limitation of Liability.  IN NO EVENT SHALL ALTAIR BE LIABLE TO CUSTOMER OR ANY THIRD PARTY FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, NOR WILL EITHER PARTY BE LIABLE FOR LOST PROFITS, OR ANY OTHER SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, ARISING OUT OF OR RELATING TO THE PRODUCTS OR THIS AGREEMENT OR RESULTING FROM THE SALE OF PRODUCTS OR SERVICES BY CUSTOMER OR RESALE OR USE BY ANY CUSTOMER OR ANY TRANSFEREE OF SUCH PRODUCTS OR SERVICES.  ANY LIABILITY OF ALTAIR HEREUNDER WILL BE LIMITED IN ALL CASES TO THE AMOUNT PAID BY CUSTOMER FOR PRODUCTS.  THIS LIMITATION SHALL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.  THE PARTIES ACKNOWLEDGE THAT THE FOREGOING IS A REASONABLE ALLOCATION OF RISK.  THESE LIMITATIONS, HOWEVER, SHALL NOT APPLY TO THIRD PARTY TORT LIABILITY FOR PERSONAL INJURY OR DEATH WHERE SUCH OCCURRENCE CAN BE SOLELY AND DIRECTLY ATTRIBUTED TO IMPROPER FAILURE OF THE PRODUCTS DUE STRICTLY TO THEIR DESIGN OR MANUFACTURE BY ALTAIR.

10.
Proterra agrees it shall use the Product purchased under this Purchase Order only for inclusion in the heavy duty vehicles (as defined in the Agreement) Proterra manufactures(or has manufactured for it) and that Proterra will not resell any of the Product it purchases hereunder (other than as incorporated into Proterra heavy duty vehicles, or as spare or replacement parts therefor).

11.	Failure to operate battery modules within Altair recommended parameters as stated in Agreement will void all warranties.

12. Customer Information Form.

Customer Primary Business Contact	Customer Accounts Payable Contact
Name:	Name:
Title:	Title:
Address:	Address:
Address (2):	Address (2):
City:	City:
State/ZIP:	State/ZIP:
Country/Postal Code:	Country/Postal Code:
Phone:	Phone:
Fax:	Fax:
Email:	Email:

Bill To/Ship To must be filled in:

Customer Bill To	Customer Ship To
Legal Entity Name:	Name:
Dept:	Dept:
Attn:	Attn:
Address:	Address:
Address (2):	Address (2):
City:	City:
State/ZIP:	State/ZIP:
Country/Postal Code:	Country/Postal Code:
Phone:	Phone:
Fax:	Fax:

AGREED and ACCEPTED by the Parties as of the date of the last signature below as evidenced by the below signatures of their duly authorized representatives.

Altairnano Inc.	Proterra Inc
_____________________________	________________________________
Authorized Signature	Authorized Signature
By: ______________________________	By:______________________________
Date: ______________________________	Date: ____________________________
Title: ______________________________	Title: ___________________________
Phone: _____________________________	Phone: __________________________
Email: _____________________________	Email: ___________________________

Exhibit B

1P10S (constructed with 50ah cells) Operating Parameters

•	Operating temperature range ****
•	Recommended storage temperature ****
•	Nominal voltage 23 V
•	Nominal capacity (1C charge/1C discharge) 50 Ah
•	Internal discharge impedance (****sec, DC) ****m ohms typical
•	Internal charge impedance (****sec, DC) ****m ohms typical
•	Recommended standard charge/discharge 50 A & constant current
•	Recommended fast charge 300 A & constant current
•	Max continuous discharge 300 A
•	Pulse charge/discharge rate (****) Up to ****A max
•	Module weight (nominal +/- 1 kg) 25.3 kg
•	Physical dimensions (nominal L x W x H +/- 2mm) ****mm x ****mm x ****mm
•	Typical power , at ****
•	Typical energy, ****
•	Expected calendar life at ****

•	At **** charge & **** discharge, **** DOD, ****°C >****cycles
•	At **** charge & **** discharge, **** DOD, ****°C >****cycles
•	At **** charge & **** discharge, **** DOD, ****°C >****cycles
•	At **** charge & **** discharge, **** DOD **** °C>**** cycles

Altair and Customer will work collaboratively to establish a warranty based on actual Customer bus duty profiles from the field, under the condition that Customer will capture and collect the necessary duty profiles and associated operating parameters data from the in-field usage for each Customer bus type and provide same to Altair

•	Typical end of discharge voltage in the range ****°C to +****°C ****V
•	Typical end of discharge voltage in the range +****°C to +****°C ****V
•	Typical end of charge voltage in the range +****°C to +****°C ****V
•	Typical end of charge voltage in the range ****°C to +****°C ****V

*Charge/Discharge voltages will be measured at the cell level. Once one cell reaches the upper or lower limit, module charge/discharge will be limited by the BMS.

•	Temperatures must be measured at the individual cell locations, not the average system temperature – This will need to be a function of the BMS
•	For maximum life Altairnano recommends operating and storing the battery system at ≤+****° Celsius
•	A Battery Management System (BMS) is required to be integrated with batteries
•	The BMS is required to capture uninterrupted data during normal and excursion operation modes

 Exhibit C

Certain Escrow Materials

1. As concerns the Product, all non-public manufacturing documentation and bills of materials, necessary and sufficient for Customer or a third party having adequate technical knowledge and skill in the art to manufacture such module (which for purpose of this Exhibit and Agreement shall include testing for compatibility those products it manufactures) and assemble said module.

2. All engineering drawings or other such documentation necessary and sufficient for Customer to acquire, build, or assemble any special tools (including software) or equipment necessary or useful to manufacture the Product.

3. A signed authorization letter to each supplier of any Altair proprietary (or otherwise not generally available) component parts or software used in, or in order to manufacture the Product for Customer to purchase these items from that supplier.

4.Altair shall update the Escrow Materials to reflect all changes that will have an impact on manufacturing, within sixty (60) days after any such change Escrow agent shall advise  Customer when any such changes in the escrow deposits occur describing the change to the escrow deposit .

Certain portions of this exhibit have been omitted pursuant to Rule 24b-2 and are subject to a confidential treatment request. Copies of this exhibit containing the omitted information have been filed separately with the Securities and Exchange Commission.  The omitted portions of this document are marked with a ****.

ATTACHMENT 1

TO AMENDED AND RESTATED MASTER PRODUCT PURCHASE AGREEMENT

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is entered into as of  _________ , 20__, (the “Effective Date”) by and between Altairnano, Inc., a Nevada corporation (“Licensor”), and Proterra Inc., a Delaware corporation (“Licensee”) (Licensor and Licensee each, a “Party;” together, the “Parties”).

RECITALS

WHEREAS, Licensor desires to grant to Licensee and Licensee desires to receive from Licensor, an exclusive license of Intellectual Property Rights (defined below) and certain software and related materials on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, the Parties hereby agree as follows:

AGREEMENT

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

1.1           Definitions.  Capitalized terms not defined in this Agreement shall have the definition of such terms in the  ________ 2010 Amended and Restated Master Product Purchase Agreement between the Parties. The following capitalized terms shall have the meanings set forth below:

(a)      “Confidential Information” shall mean any information: (i) disclosed by one Party (the “Disclosing Party”) to the other (the “Receiving Party”), which, if in written, graphic, machine-readable or other tangible form is marked as “Confidential” or “Proprietary,” or which, if disclosed orally or by demonstration, is identified at the time of initial disclosure as confidential and such identification is reduced to a writing delivered to the Receiving Party within thirty (30) days of such disclosure; or (ii) which is otherwise deemed to be “Confidential” by the terms of this Agreement.

(b)      “Intellectual Property Rights” shall mean as of the Effective Date any or all of the following and all rights in, arising out of, or associated therewith as regards the Product: (A) all then issued United States and foreign patents and utility models (“Patents”); (B) all trade secrets and other rights in know-how and confidential or proprietary information  required to manufacture the Product(“Trade Secrets”); (C) all copyrights and copyright registrations therefore and all other rights corresponding thereto throughout the world (“Copyrights”); and (D) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(c)      “Field of Use” means the provision of the Licensed Materials for energy storage and power in heavy vehicles in excess of 16,000 pounds and charging stations supporting such vehicles (including energy storage in such power stations used primarily for the support of such vehicles) manufactured by Licensee.

(d)      “Licensed Materials” means the escrow materials identified on Amended and Restated Master Product Purchase Agreement dated as of June __, 2010 by and between Licensor and Licensee.

(e)  “Software” means any and all computer software and code applicable to the Product, including assemblers, applets, compilers, source code, object code, data (including image and sound data), and user interfaces, in any form or format, however fixed which Licensor owns and has the right to license.  Software shall include source code listings and documentation existing as of the Effective Date.

ARTICLE 2
 DELIVERY and INTELLECTUAL PROPERTY and SUPPORT

2.1            Delivery. On the Effective Date, Licensor shall take such action as may reasonably be required cause release of the  Licensed Materials by the technology escrow agent to Licensee.

2.2            Intellectual Property License.  Effective upon the Effective Date, Licensor hereby grants to Licensee a worldwide, revocable nonexclusive,  license under Licensor’s Intellectual Property Rights to make, have made, the Licensed Materials in the Field of Use.  Licensee shall have no rights outside of the Field of Use.   The license granted in this Section 2.2 applies only to the current version of the Licensed Materials used for Products which were then being purchased by Licensee from Licensor.

2.3           Rights to Enforcement.  Licensee shall have a right (but not obligation) to assert, enforce and seek damages for any infringement or misappropriation of the Intellectual Property Rights contained within the Licensed Materials against third parties with respect to the Field of Use at its own cost.   Any recovery received as a result of any claim, suit or proceeding for such enforcement shall be first used to pay the reasonable costs of such enforcement by Licensee and the remainder to be paid to Licensor.  Licensor will reasonably cooperate with and assist Licensee with respect to enforcement under this Section 2.3, including by making documents, information and personnel reasonably available, executing and filing appropriate documents and joining as party plaintiff or taking other actions required for proper standing in any action or suit.

2.4           Support.  The Parties hereby agree that the rights of Licensee hereunder include the requirement that Licensor provide, if possible, such services and support as are commercially reasonably necessary to transfer the knowledge and know-how necessary to vest in Licensee the ability to utilize the Licensed Materials for their intended purpose, including, without limitation:(i) making available Licensor’s employees on an commercially reasonable as-needed or seconded basis to assist Licensee in understanding every aspect of the manufacturing process associated with the Licensed Materials; and (ii) if possible, allowing Licensee and its employees commercially reasonable access to the facilities of Licensor for the purpose of inspecting and reviewing Licensor’s processes and procedures for manufacturing the products identified in the Licensed Materials. Licensee shall reimburse Licensor for the fully burdened cost of the time spent by Licensor’s employees assisting Licensee as reasonably determined by Licensor, such costs to be paid no later than thirty (30) days after receipt of an invoice from Licensor therefor.

ARTICLE 3
PAYMENTS

3.1            Payment.  Licensee shall pay to Licensor a royalty of **** percent (****%) of the direct labor and direct materials costs of Licensee producing or having produced energy storage systems incorporated in Licensee’s products or otherwise sold by or through Licensee in relation to Licensees products.

3.2            Taxes.  Licensee shall be solely responsible for the payment of, and shall pay when due, any sales taxes and other taxes, other than taxes assessed on Licensor's income, associated with its license of the Licensed Materials under this Agreement.

ARTICLE 4
CONFIDENTIAL INFORMATION

4.1            Confidential Information Exclusions.  Notwithstanding the provisions of Section 1.1(a), Confidential Information shall exclude information that the Receiving Party can demonstrate: (i) was independently developed by the Receiving Party prior to disclosure by the Disclosing Party without any use of the Disclosing Party's Confidential Information or by the Receiving Party's employees or other agents (or independent contractors hired by the Receiving Party) who have not been exposed to the Disclosing Party's Confidential Information; (ii) becomes known to the Receiving Party, without restriction, from a source (other than the Disclosing Party) that had a right to disclose it without breach of this Agreement; (iii) was in the public domain at the time it was disclosed or enters the public domain through no act or omission of the Receiving Party; or (iv) was rightfully known to the Receiving Party, without restriction, at the time of disclosure.

4.2            Confidentiality Obligation.  The Receiving Party shall treat as confidential all of the Disclosing Party's Confidential Information and shall not use such Confidential Information except as may be expressly permitted under this Agreement.  Without limiting the foregoing, the Receiving Party shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance, but in no event with less than reasonable care, to prevent the disclosure of the Disclosing Party's Confidential Information.  Any Confidential Information embodied by the Licensed Materials shall also be deemed the Confidential Information of Licensee for the purposes of this Section 4.

4.3            Required Disclosure.  Notwithstanding the foregoing, each party may disclose Confidential Information of the other Party: (i) as required by any court or other governmental body; (ii) as otherwise required by law; (iii) to legal counsel of the Parties; or (iv) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement.  In the event the Receiving Party must disclose the Disclosing Party's Confidential Information pursuant to the order or requirement of a court, administrative agency, or other governmental body, the Receiving Party shall provide prompt notice thereof to the Disclosing Party and shall use its reasonable efforts to obtain a protective order or otherwise prevent public disclosure of such information.

ARTICLE 5
TERM AND TERMINATION

The term of this Agreement will begin upon an escrow Release Event and terminate pursuant to the termination of a Release Event.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

6.1            General.  Each Party represents and warrants to the other that: (i) such Party has the full right, power and authority to enter into this Agreement and fully perform its obligations hereunder; and (ii) the making of this Agreement and such Party's performance of all its obligations hereunder is not prohibited by or in conflict with any agreement between such Party and any third party.

6.2            Licensor Warranty.  Licensor represents and warrants to Licensee that:  (a) to its knowledge, except as may then be advised, as of the date of delivery of any Licensed Materials, the Licensed Materials do not infringe or misappropriate the  Intellectual Property Rights of any third party and (b) Licensor has not any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Right that is, was or would have been Licensed Materials, to any other person or entity and (c) except as may then be advised, Licensor has not received notice from any person claiming that design, development, manufacture, use, import and sale of Licensed Materials and related services infringes or misappropriates any Intellectual Property Right of any person.

ARTICLE 7
BREACH AND DEFAULT/LIMITATIONS OF LIABILITY

The rights and remedies of the Parties are cumulative (and not alternative).  In the event of any breach or default of obligations under this Agreement, each Party shall be entitled to seek whatever legal and equitable remedies may be available under applicable law.

EXECPT FOR LIABILITY UNDER SECTIONS 4 AND/OR 6 AND/OR THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, RELIANCE, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, THIRD PARTY INFRINGEMENT CLAIMS, OR OTHERWISE, AND WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.
The limitations specified in this ARTICLE VII shall survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

ARTICLE 8
GENERAL

8.1            Bankruptcy.  All rights and licenses granted hereunder or pursuant hereto are, and shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses to rights of “intellectual property,” as defined thereunder.  Notwithstanding any provision contained herein to the contrary, if the licensor of such rights is under any proceeding under the United States Bankruptcy Code and the trustee in bankruptcy of such party, or such party, as a debtor in possession, rightfully elects to reject this Agreement, the licensed party may, pursuant to Sections 365(n)(1) and 365(n)(2) of the United States Bankruptcy Code, retain any and all of the rights licensed to it hereunder, to the maximum extent permitted by law. Notwithstanding any other provision of this Agreement, Licensor hereby consents to the assumption of this Agreement by Licensee in any case under chapter 11 of the United States Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1), but only if Licensee is otherwise entitled to assume this Agreement under the requirements of the Bankruptcy Code.  The sole purpose of the foregoing consent is to overcome any restriction imposed by 11 U.S.C. § 365(c)(1) on Licensee’s assumption of this Agreement in a chapter 11 case concerning Licensee.  It is not intended to limit any other rights of Licensee under this Agreement or any provision of the Bankruptcy Code, including, without limitation, 11 U.S.C. § 365(c)(1).

8.2           No Agency.  Except as expressly provided herein, each Party shall in all matters relating to this Agreement act as an independent contractor.  Neither Party shall have authority, nor shall either Party represent that it has any authority, to assume or create any obligation, express or implied, on behalf of the other, or to represent the other Party as agent or employee or in any other capacity.  Neither execution nor performance of this Agreement shall be construed to have established any agency, joint venture, or partnership.

8.3           Notices.  Any notice or other communication required or permitted to be delivered to any Party under this Agreement must be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party may have specified in a written notice given to the other Party):

If to Licensor:	If to Licensee:
Name: John Harvat - VP and General Counsel	Name: Marc Gottschalk
Address: 204 Edison Way	Address: 16360 Table Mountain Parkway
Address (2)	Address (2):
City: Reno	City: Golden
State/Code: NV/ 89502	State/Code: CO / 80403
Country: USA	Country: USA
Phone: 775-858-3742	Phone: 303-562-0533
Fax: 775-858-3731	Fax: 303-484-5290
Email: jharvat@altrainano.com	Email: mgottschalk@proterra.com

8.4            Governing Law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAW PRINCIPLES.

8.5            Waiver and Amendment.  No Party shall be deemed to have waived any term of, or any claim arising from, this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Licensor and Licensee.

8.6            Assignment.  Licensor may assign all of its rights and obligations hereunder pursuant to the sale of its business whether merger, acquisition of substantially all of its assets or otherwise provided that the successor in interest agrees in writing to be bound by  any and all of the obligations set forth in this Agreement in the same manner as Licensor.  Except as expressly set forth above, Licensee and Licensor shall not transfer or assign this Agreement hereunder, whether directly, indirectly, by operation of law, change of control or otherwise, to any third party without the prior, express, written consent of the other Party, in such other Party’s sole discretion and any purported assignment without such prior written consent shall be void.

8.7            Severability.  If, for any reason, a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.  The Parties agree to negotiate in good faith an enforceable substitute provision for any unenforceable provision that most nearly achieves the intent and economic effect of the unenforceable provision.  Notwithstanding the foregoing, if a court of competent jurisdiction determines that any restriction on any license granted herein is invalid or unenforceable, then the license grants to which such restriction relates shall terminate automatically.

8.8            Entire Agreement.  This Agreement (including the Exhibits hereto) sets forth the entire understanding of the Parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings between the Parties hereto relating to the subject matter hereof.

8.9           Counterparts.  This Agreement may be executed in counterparts, which, when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Agreement as of the Effective Date.

Licensor	LICENSEE
By: _________________________	By: _________________________
Name: _______________________	Name: _______________________
Title: ________________________	Title: ________________________